Exhibit 99

EMPLOYEE SAVINGS AND INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

Financial Statements for the

Years Ended December 31, 2005, 2004, and 2003

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

TABLE OF CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS DECEMBER 31, 2005 AND 2004	2

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003	3

NOTES TO FINANCIAL STATEMENTS	4 - 10

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4(i) – SCHEDULE OF ASSETS HELD AT END OF YEAR	11 - 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Committee and the Participants of the

Employee Savings and Investment Plan of

The Bank of New York Company, Inc.

New York, New York

We have audited the accompanying statements of net assets available for benefits of Employee Savings and Investment Plan of The Bank of New York Company, Inc. as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2005 and 2004, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held at end of year as of December 31, 2005 is presented for purposes of additional analysis and is not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

New York, New York

June 23, 2006

EMPLOYEE SAVINGS AND INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2005	2004
ASSETS:
Investments:
The Bank of New York Company, Inc. common stock fund - at fair value	$698,791,409	$789,447,573
Investment funds - at fair value	585,843,056	491,413,240
Loans to participants	45,635,213	46,990,578

Total investments	1,330,269,678	1,327,851,391

Cash	1,863,288	128,469
Due from brokers	1,025,962	1,255,447

	2,889,250	1,383,916

Total assets	1,333,158,928	1,329,235,307

LIABILITIES:
Due to brokers	2,887,638	1,348,957

Total liabilities	2,887,638	1,348,957

NET ASSETS AVAILABLE FOR BENEFITS	$1,330,271,290	$1,327,886,350

See accompanying notes to the financial statements.

EMPLOYEE SAVINGS AND INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2005	2004	2003
ADDITIONS:
Investment income:
Interest and dividend income	$41,883,962	$28,597,329	$28,745,118
Net appreciation/(depreciation) in fair value of investments	(38,052,930)	28,086,692	246,503,063

Net investment income	3,831,032	56,684,021	275,248,181

Contributions:
Employer	33,057,858	30,829,242	31,436,476

Participants
Transfer in from participants	—	80,424,272	—
Participants’ contributions during the year	63,859,903	58,020,804	1,151,676

Total participants’ contributions	63,859,903	138,445,076	1,151,676

Total contributions	96,917,761	169,274,318	32,588,152

Total additions	100,748,793	225,958,339	307,836,333
DEDUCTIONS:
Benefits paid to participants	(97,909,095)	(84,357,146)	(60,220,186)

Net increase prior to other plan transfers	2,839,698	141,601,193	247,616,147
Transfers to other plans	(454,758)	(1,646,050)	(25,193)

Net increase	2,384,940	139,955,143	247,590,954
NET ASSETS AVAILABLE FOR BENEFITS
At January 1	1,327,886,350	1,187,931,207	940,340,253

At December 31	$1,330,271,290	$1,327,886,350	$1,187,931,207

See accompanying notes to the financial statements.

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information - On January 1, 2004, the Employees’ Incentive Savings Plan merged into the Employees’ Profit-Sharing Plan to create the Employee Savings & Investment Plan (the “Plan”) of The Bank of New York Company, Inc. (the “Company”). Approximately $80.4 million of the balances from the Employees’ Incentive Savings Plan were transferred into the Plan and credited to the employees’ accounts. The Plan is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides employees with the opportunity to invest a portion of their annual compensation in the Plan, augmented by matching Company contributions, to provide for additional income in their retirement. The Plan offers 22 investment funds, and participants have the opportunity to receive in their Plan accounts annual Company contributions, subject to limitation in accordance with Internal Revenue Service (“IRS”) regulation.

Administration of the Plan - The Plan is administered by the Plan Committee (“Committee”) consisting of at least three persons, whose positions with The Bank of New York, a wholly-owned subsidiary of the Company, are set forth in the Plan to serve as fiduciaries of the Plan. In accordance with the provisions of the Plan, The Bank of New York provides certain administrative and investment services to the Plan.

Participation – Generally, under the terms of the Plan, eligible employees who complete one month of continuous service (as defined in the Plan) are eligible to participate in the Plan.

Contributions – Starting in 2004, the Plan allows employees to contribute up to 100% of eligible annual compensation before deductions for taxes and other pre-tax and after-tax contributions, subject to certain limitations. After one year of continuous service and enrollment in the Plan, the Company matches $1 for every $1 of contributions up to the first 3% of biweekly pay contributed to the Plan. The matching contribution for the following 3% of contributions is $0.50 for every $1 but not exceeding 6% of compensation. Employees must contribute 6% to the Plan to receive the maximum Company match of 4.5%. The annual matching contribution is calculated based on biweekly deductions plus the Company’s core contribution, which an employee may choose to contribute to the Plan.

The core contribution is a payment separate from annual pay that equals 2% of a participant’s eligible annual compensation. Participants are eligible for the Company’s core contribution after one year of service. The core contribution may be paid in cash, or invested in the Plan. If invested in the plan, it counts toward the $14,000 IRS pre-tax contribution limit ($18,000 if employee is 50 or over) in 2005. If the employee has already reached the pre-tax contribution limit when the core contribution is paid, the core contribution will be made on an after-tax basis, and subject to the overall Plan limits.

The Company gives an additional matching contribution at Plan year end when a participant receives less than the maximum match due to changes in contribution percentages above and below 6%.

The Board of Directors of the Company (the “Board”) may approve an additional discretionary contribution of up to 3% of eligible compensation for those participants with one year of service who are employed on the day the discretionary contribution is made. Discretionary contributions are not counted toward the pre-tax contribution limit.

A participant can transfer all or any portion of a distribution received from another employer’s Qualified Plan (as defined) which meets the requirements of Section 401(a) of the Internal Revenue Code of 1986 (the “Code”) to the Plan, provided that certain conditions are met.

The annual addition, which consists of the Company’s annual contribution and any participant voluntary contributions, is limited to the lesser of $42,000 or 100% of the participant’s compensation in 2005.

In 2005 and 2004, the Company’s contributions as shown in the accompanying statements of changes in net assets available for benefits consist of the biweekly matching contributions from the Company in the Plan. In 2003, the Company’s annual contribution equals an amount determined by the Board of Directors in its discretion. In 2003, the Company’s contributions as shown in the accompanying statement of changes in net assets available for benefits are exclusive of the portion paid directly to those participants electing to receive 50% of their share in the form of a direct cash payment ($7,416,846 in 2003) in the Employees’ Profit-Sharing Plan.

Participant Accounts - The participant’s account is credited with the applicable amount of Company contributions and any voluntary contributions made by the participant. Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Plan arising from investment activities.

After becoming eligible to participate, a participant has an interest in the Plan which is fully vested.

Investment Programs - Each of the Plan’s participants directs The Bank of New York as the trustee of the Plan (the “Trustee”) to invest their account in one or more of twenty-two separate investment funds available under the Plan.

Fund A - Funds are invested in the BNY Hamilton Large Cap Equity Fund Institutional primarily comprised of common stocks and convertible securities.

Fund B - Funds are invested in the BNY Hamilton Intermediate Government Fund primarily comprised of securities issued or guaranteed by the U.S. Government or its agencies.

Fund C - Funds are invested in the BNY Hamilton Money Fund primarily comprised of high-quality, short-term interest-bearing obligations of corporations, banks and the U.S. Government.

Fund D - Funds are invested substantially in The Bank of New York Company, Inc. common stock.

Fund E - Funds are invested in the BNY Hamilton Large Cap Growth Fund primarily comprised of shares of companies with market capitalizations of $5 billion or more.

Fund EE – Funds are invested in the Vanguard Growth Index Fund which seeks to track the performance of the Morgan Stanley Capital International (“MSCI”) U.S. Prime Market Growth Index that measures the investment return of large-capitalization growth stocks.

Fund F - Funds are invested in the BNY Hamilton Small Cap Growth Fund primarily comprised of equity securities of small domestic and foreign companies.

Fund FF – Funds are invested in the Vanguard Small Cap Growth Index Fund which seeks to track the performance of MSCI U.S. Small Cap Growth Index that provide long-term capital appreciation by investing primarily in equity securities of small domestic and foreign companies with strong growth potential.

Fund G - Funds are invested in the BNY Hamilton Large Cap Value Fund primarily comprised of common stocks and securities convertible into common stocks of domestic and foreign companies with large stock market capitalizations that are undervalued in terms of price or other financial measurements.

Fund GG – Funds are invested in the Vanguard Value Index Fund which seeks to track the performance of the MSCI U.S. Prime Market Value Index that measures the investment return of large-capitalization value stocks.

Fund H - Funds are invested in the BNY Hamilton International Equity Fund primarily comprised of equity securities of non-U.S. issuers with the potential for growth.

Fund HH – Funds are invested in the Dreyfus International Stock Index Fund which seeks to provide investment results that correspond to the net dividend, total return performance of international equity securities in the aggregate, as represented by the MSCI Europe, Australia, and Far East Index.

Fund I - Funds are invested in the BNY Hamilton Core Bond Fund (formerly BNY Hamilton Intermediate Government Institutional Fund) primarily comprised of investment-grade debt obligations.

Fund J - Funds are invested in the BNY Hamilton S&P 500 Index Fund Institutional comprised of common stocks which seek to match the performance of the Standard & Poor’s 500 Composite Stock Index.

Fund JJ – Funds are invested in the Vanguard 500 Index Fund which seeks to track the performance of the Standard & Poor’s 500 Composite Stock Index.

Fund K - Funds are invested in the BNY Hamilton U.S. Bond Market Index Fund comprised of investment-grade government, corporate, mortgage and asset-backed bonds that are denominated in U.S. dollars, all with maturities longer than one year.

Fund KK – Funds are invested in the Fidelity U.S. Bond Index Fund which seeks to provide investment results that correspond to the total return of the bonds in the Lehman Brothers Aggregate Bond Index.

Fund L - Funds are invested in the BNY Hamilton Treasury Money Fund comprised of short- term obligations of the U.S. Treasury and repurchase agreements fully collateralized by obligations of the U.S. Treasury.

Fund M - Funds are invested in the BNY Hamilton Enhanced Income Fund primarily comprised of investment-grade fixed income securities.

Fund N - Funds are invested in the BNY Hamilton Multi-Cap Equity Fund comprised of shares of companies with strong balance sheets and growth potential.

Fund NN - Funds are invested in the Vanguard Total Stock Market Index Fund which seeks to track the performance of the MSCI U.S. Bond Market Index that measures the investment return of the overall stock market.

Fund O - Funds are invested in the BNY Hamilton High Yield Fund primarily comprised of high yield fixed-income securities.

The investment activities of all funds are under the supervision of the Committee.

Withdrawals from the Plan – The full value of the participant’s vested interest in his or her account in the Plan may be distributed upon termination of the participant’s employment. The account value will be paid as a lump sum distribution. The participant may elect to have the total vested value of the account remain in the Plan until April 1 of the year following the year the participant attains age 70  1/2; however, account balances less than $1,000 (amended from $5,000 effective March 28, 2005) will be automatically distributed in cash after termination of employment if a distribution has not been requested. Employees working past age 70 1/2 may defer commencement of distributions until April 1 following the calendar year in which they terminate employment.

In the event of the participant’s death, payments will be made to the designated beneficiary. If the participant is married, the spouse is automatically the beneficiary, unless the participant designated an alternate beneficiary, which is consented to by the participant’s spouse as witnessed by a plan representative or notary public. If the participant is not married, and if no beneficiary was designated, payments go directly to the participant’s estate.

Subject to certain limitations, a participant may also withdraw all or part of his or her account that is fully vested upon attainment of age 59 1/2 or in the event of total disability.

Loans to Participants – Participants may borrow against their account balance according to the procedures established by Committee. Generally, participants may borrow the lesser of $50,000 or 50% of the current value of the account balance but not less than $1,000. Participant loans are secured by the balance in the participant’s account and bear interest rate at the prime lending rate (ranged from 5.25 - 7.25% in 2005, 4.00% - 5.25% in 2004, and 4.00% - 4.25% in 2003). Accounts bearing outstanding loans do not share in the gains and losses of the trust fund to the extent of the loan amount. Loan repayments and interest are credited to the account as they are paid.

Amendment, Suspension and Termination - The Board may amend the Plan at any time. No such amendment, however, may have the effect of diverting any part of the net plan assets to any purpose other than for the exclusive benefit of the participants. Likewise, no amendment may reduce the interest of any participant in the net plan assets accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as are required or advisable to comply with the provisions of the Code and ERISA pertaining to savings plans and trusts.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the Plan, except for Fund D, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in Fund D shall receive their proportionate share of the fund assets in The Bank of New York Company, Inc. common stock, and cash for any fractional shares.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies of the Plan:

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation - The Plan’s investments are held by the Wachovia Bank, N.A., the custodian, and are reported at fair value. The fair values of the investments in the BNY Hamilton Funds are based on the market values of the underlying securities. The fair value of the investment in the Company’s common stock is based on quoted market prices. Loans to participants are valued at their outstanding principal balances.

Investment Transactions and Investment Income - Investment transactions are recognized on the trade date of the purchase or sale. Dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Administrative Expenses – The Company either pays directly, or reimburses to the Plan, all administrative fees directly charged to the Plan.

Tax Status – The Employees’ Profit-Sharing Plan obtained its latest determination letter from the IRS, dated January 21, 2004 which states that it is qualified under Section 401 (a) of the Code. The Incentive Savings Plan also obtained a determination letter from the IRS dated January 21, 2004. After the merger, the Plan submitted a request for a new determination letter covering the Employee Savings & Investment Plan on July 18, 2005. The plan administrator believes that both plans, and the merged plan were and are operated in compliance with the applicable requirements of the Code, and therefore believes that the Plan is qualified and the related trust is exempt from taxation.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31,
	2005	2004
Investments at Fair Value:
The Bank of New York Company, Inc.
Common Stock Fund	$698,791,409	$789,447,573

BNY Hamilton Large Cap
Equity Fund Institutional	104,574,882	108,142,981

BNY Hamilton Money Fund	110,453,932	102,226,826

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

Net Appreciation (Depreciation) in Fair Value

	2005	2004	2003
The Bank of New York Company, Inc. Common Stock Fund	$(43,346,926)	$10,296,488	$216,216,550
BNY Hamilton Fund – Large Cap Equity Fund Institutional	1,012,797	6,360,365	15,283,615
BNY Hamilton Fund – Intermediate Government Fund	1,327,416	725,443	(922,376)
BNY Hamilton Fund – Money Fund	3,055,662	942,163	—
BNY Hamilton Fund – Large Cap Growth Fund	(4,489,603)	365,596	2,327,551
Vanguard - Growth Index Fund	121,101	—	—
BNY Hamilton Fund – Small Cap Growth Fund	(2,066,692)	58,028	6,330,739
Vanguard - Small Cap Growth Index Fund	316,386	—	—
BNY Hamilton Fund – Large Cap Value Fund	1,370,691	2,158,396	2,634,754
Vanguard - Value Index Fund	146,842	—	—
BNY Hamilton Fund – International Equity Fund	2,831,000	2,375,100	1,395,945
Dreyfus - International Stock Index Fund	815,365	—	—
BNY Hamilton Core Bond Fund (formerly BNY Hamilton Intermediate Government Fund Institutional)	250,357	266,166	(85,266)
BNY Hamilton Fund – S&P 500 Index Fund Institutional	(1,146,279)	3,572,248	3,437,658
Vanguard - 500 Index Fund	156,571	—	—
BNY Hamilton Fund – U.S. Bond Market Index Fund	394,844	368,028	(116,107)
Fidelity - U.S. Bond Index Fund	44,877	—	—
BNY Hamilton Fund – Treasury Money Fund	267,096	46,353	—
BNY Hamilton Fund – Enhanced Income Fund	86,754	846	—
BNY Hamilton Fund – Multi-Cap Equity Fund	591,927	407,856	—
Vanguard - Total Stock Market Index Fund	93,382	—	—
BNY Hamilton Fund – High Yield Fund	113,502	143,616	—

	$(38,052,930)	$28,086,692	$246,503,063

The Plan’s investment in The Bank of New York Company, Inc. common stock earned dividend income of $20,680,950 in 2005, $19,310,270 in 2004, and $18,221,545 in 2003. The Plan’s investments in the BNY Hamilton Funds earned interest and dividend income of $3,180,256 in 2005, $6,667,017 in 2004, and $7,246,896 in 2003.

SUPPLEMENTAL SCHEDULE

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
Fund A
* BNY Hamilton Fund	Large Cap Equity Fund Institutional, 7,815,761 units	$104,574,882

Fund B
* BNY Hamilton Fund	Intermediate Government Fund, 4,418,931 units	47,414,690

Fund C
* BNY Hamilton Fund	Money Fund, 106,205,704 units	110,453,932

Fund D
* The Bank of New York Company, Inc.	Common Stock, 106,719,927 units	698,791,409

Fund E
* BNY Hamilton Fund	Large Cap Growth Fund, 2,640,018 units	20,407,343

Fund EE
Vanguard	Growth Index Fund, 281,031 units	7,739,598

Fund F
* BNY Hamilton Fund	Small Cap Growth Fund, 2,824,221 units	41,770,235

(continued on next page)

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR (CONTINUED)

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
Fund FF
Vanguard	Small Cap Growth Index Fund, 1,070,773 units	$17,592,794

Fund G
* BNY Hamilton Fund	Large Cap Value Fund, 3,312,220 units	37,063,744

Fund GG
Vanguard	Value Index Fund, 528,008 units	11,769,304

Fund H
* BNY Hamilton Fund	International Equity Fund, 2,301,440 units	29,044,171

Fund HH
Dreyfus	International Stock Index Fund, 1,128,688 units	17,178,625

Fund I
* BNY Hamilton Fund	Core Bond Fund (formerly “ Intermediate - Government Institutional Fund”), 1,463,922 units	15,674,210

Fund J
* BNY Hamilton Fund	S&P 500 Index Fund Institutional, 5,502,104 units	43,851,767

(continued on next page)

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR (CONTINUED)

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
Fund JJ
Vanguard	500 Index Fund, 120,937 units	$13,898,077

Fund K
* BNY Hamilton Fund	U.S. Bond Market Index Fund, 1,666,820 units	18,764,225

Fund KK
Fidelity	U.S. Bond Index, 447,230 units	5,926,557

Fund L
* BNY Hamilton Fund	Treasury Money Fund, 11,415,663 units	11,793,522

Fund M
* BNY Hamilton Fund	Enhanced Income Fund, 1,377,923 units	2,844,033

Fund N
* BNY Hamilton Fund	Multi-Cap Equity Fund, 980,536 units	14,923,756

Fund NN
Vanguard	Total Stock Market Index Fund, 249,373 units	7,481,186

Fund O
* BNY Hamilton Fund	High Yield Fund, 482,148 units	5,313,804

* The Bank of New York Company, Inc.	Collective Short-Term Investment Fund - Discretionary, 362,601 units	362,601

LOANS TO PARTICIPANTS	Various loans at various interest rates due from 1 to 10 years	45,635,213

TOTAL INVESTMENTS - ALL FUNDS		$1,330,269,678

*	Represents a party-in-interest